For Immediate Release

RealNetworks Reaches Agreement with Washington State Attorney General

Seattle, WA—May 24, 2012—RealNetworks, Inc. (NASDAQ: RNWK) today announced that it has reached an agreement with the Washington State Attorney General over discontinued e-commerce practices. In accordance with the settlement agreement, RealNetworks has committed to:

1)	Discontinuing the use of pre-checked boxes for purchases of RealNetworks subscription products;

2)	Spelling out more clearly the material terms of RealNetworks product offerings;

3) Offering online cancelation of subscription offerings;

4)	Enhancing RealNetworks customer support guidelines regarding cancelation.

Statement from Thomas Nielsen, President & CEO of RealNetworks:

“About two years ago, the Washington State Attorney General’s Office contacted us regarding concerns they had with some of our e-commerce practices.

“While we disagree with the complaint filed by the Washington Attorney General, we acknowledge that some aspects of RealNetworks’ e-commerce practices were not what our customers expected of us.  More importantly, those practices were not up to the high standards we expect of ourselves.

“The practices at the heart of the issue were discontinued years ago, prior to the commencement of this matter.

“As part of our agreement with the Washington Attorney General, we have set up a restitution fund for certain U.S. customers who enrolled in RealNetworks subscription products between January 1, 2007 and December 31, 2009. Customers can go to www.realnetworksrestitution.com for more information or call 866-229-7802.

“Today, we’re announcing additional actions and resources related to our commitment to customer satisfaction.

“We have created a ‘Customer Bill of Rights’ that spells out how customers can expect to be treated by us.

“We have launched a new website, www.realnetworksfacts.com, for our customers, employees and stakeholders to understand the situation and all that we’ve done, and are doing, to make things right for our customers. You can find our Bill of Rights there.

“The trust of our customers is as important to us as the products we deliver. Good business practices are part of the DNA of RealNetworks and we are committed to always putting the customer first.”

About RealNetworks
RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category in 1995 and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. RealNetworks corporate information is located at www.realnetworks.com.

Media Contact:
Krause Taylor Associates for RealNetworks
Barbara Krause
408.981.2429
Barbara@krause-taylor.com

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